Exhibit 10.3
Retention Incentive Agreement
September 7, 2022
Dear Connie:
In light of the recently announced departure of Light & Wonder, Inc.’s (the “Company”) Chief Executive Officer (“CEO”), the search for a permanent CEO and the increased responsibilities and workload this will entail for you, the Company wishes to provide you with a retention incentive as set forth in this letter agreement (this “Agreement”) to ensure that the Company will benefit from your continued employment and strong commitment during this period. Capitalized terms used in this Agreement that are not defined herein shall have the meanings set forth in the Amended and Restated Employment Agreement between you and the Company (f/k/a Scientific Games Corporation), dated as of October 15, 2021 (the “Employment Agreement”).
1.Retention Incentive.
(a)If you remain employed with the Company through the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Retention Date”), then, subject to your execution and non-revocation of a release of claims in favor of the Company based on the Company’s standard form agreement, which shall not contain any restrictive covenants which are longer or more onerous on you than those to which you are already subject (the “Release”), (i) any requirement for your continued service with the Company and its subsidiaries with respect to the time-vesting restricted stock units (“RSUs”) previously granted to you and which are scheduled to vest on March 20, 2023 (totaling 8,591 RSUs) shall be waived, and (ii) the Company shall pay you a cash retention bonus of $500,000 (the “Cash Bonus”) within thirty (30) days following the Retention Date.
(b)    If the Company terminates your employment without Cause or you resign for Good Reason prior to the Retention Date, then, subject to your execution and non-revocation of the Release, any requirement for your continued service with the Company and its subsidiaries with respect to the RSUs set forth on Exhibit A hereto (the “Scheduled RSUs”) shall be waived and the Cash Bonus shall be paid to you within thirty (30) days following the date of your termination. In addition, and for the avoidance of doubt, if the Company terminates your employment without Cause or you resign for Good Reason at any time, you shall be entitled to the compensation and benefits provided for under Section 4(e) of the Employment Agreement and the agreements governing the terms of any equity awards then held by you, subject to any other terms and conditions set forth therein, including any requirement of continued compliance with any restrictive covenants and/or to provide the Company with a release of claims, which shall not contain any restrictive covenants which are longer or more onerous on you than those to which you are already subject; provided that, with respect to the Scheduled RSUs, and any grant they are a part of, the treatment set forth in the first sentence of this Section 1(b) shall apply in lieu of the treatment provided for in the applicable award agreement if such termination occurs prior to the Retention Date. For purposes of the Good Reason definition in Section 4(e) of the Employment Agreement, a material failure by the Company to perform any material obligation under, or material breach by the Company of any material provision of this Agreement shall be considered a material failure or breach, as applicable, of the Employment Agreement.
(c)    If the requirement for your continued service with the Company and its subsidiaries with respect to the Scheduled RSUs is waived in accordance with this Agreement, the Scheduled RSUs shall remain unvested subject to your continued compliance with any restrictive covenants in favor of the Company and its subsidiaries through the regularly scheduled vesting date; provided that, solely to the extent necessary to avoid any additional taxes and penalties under Section 409A of the Internal Revenue

Code of 1986, as amended, any Scheduled RSUs for which such continued service is waived shall be settled no later than March 15, 2023.
2.Services. In exchange for the benefits provided under this Agreement, you will perform the Services through to the earlier of (a) the Retention Date and (b) the date of your termination of employment. The “Services” shall consist of using your best efforts to (a) support the Company’s Interim CEO as he transitions into the role, (b) if a permanent CEO is selected prior to the Retention Date, support the transition to a permanent CEO, and (c) carry out all responsibilities associated with your position as Chief Financial Officer and such other responsibilities as the Company may from time to time ask you to fulfill consistent with Section 2 of the Employment Agreement.
3.Incentive Compensation. Your Incentive Compensation for 2022 and 2023 (including, if applicable, any pro-rata Incentive Compensation for either year), if any, shall be determined on a basis consistent with that for other employees with Company-wide responsibilities.
4.Non-Disparagement. The Company shall direct its current senior executive officers not to make public statements in their respective official capacities that directly or indirectly disparage you, your business relationships or your reputation with the public generally.  Neither the foregoing nor Section 5.4 of the Employment Agreement shall be violated by (a) truthful statements made in response to disparaging statements made by the other party or a third-party about, as applicable, you, the Company or any of its current executive officers, (b) truthful statements required to be made by law or legal or regulatory process, or (c) truthful statements made in any dispute involving (i) you and the Company or any of its current executive officers or (ii) your or the Company one one hand and a third-party on the other hand, in each case, where such statements are relevant to such dispute.
5.Legal Fees. The Company shall pay by wire directly to your legal counsel up to $50,000 in reasonable attorneys fees incurred by you in the negotiation and drafting of this Agreement within fifteen (15) days following the Company’s receipt of documentation of such fees and requisite wire information.
6.Withholding. Subject to applicable law, the Company or its applicable subsidiary may deduct and withhold from the Scheduled RSUs and the Cash Bonus such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation. Section 3(f) of the Employment Agreement shall apply to this Agreement, mutatis mutandis.
7.Assignment. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the term “Company” shall mean the Company as hereinbefore defined and any Successor and any permitted assignee to which this Agreement is assigned. You may not assign this Agreement without the prior written consent of the Company, except that your rights hereunder shall inure to the benefit of, and be enforceable by, your estates, executors, successors, heirs, distributes, devisees and legatees.
8.Entire Agreement. This Agreement, together with the Employment Agreement and the agreements governing the grants of RSUs to you, (a) constitutes the entire agreement between the parties with respect to the subject matter hereof, (b) cannot be amended, modified or waived except in writing signed by you and the Company, and (c) shall be construed and interpreted in accordance with the laws of the State of Nevada.

9.Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
If the terms of this Agreement are acceptable to you, please execute this Agreement and electronically send such executed Agreement to Jim Sottile, Executive Vice President and Chief Legal Officer of the Company, at jsottile@lnw.com. This Agreement shall be null and void and of no effect should you fail to execute and send such executed Agreement to the Company in accordance with the immediately preceding sentence.
[signatures follow on the next page]

Light & Wonder, Inc.

By:    /s/ James Sottile
Name: James Sottile
Title: Executive Vice President and
    Chief Legal Officer

Accepted and Agreed:

By:    /s/ Constance P. James
Employee’s Name: Constance P. James
Title: Executive Vice President, Chief Financial Officer,
    Treasurer and Corporate Secretary
Dated: September 7, 2022

Exhibit A

Award Type	Grant Date	Amounts Scheduled to Vest On or Before March 20, 2023	Vesting Date
Time-Vesting RSUs	November 9, 2020	3,333	September 25, 2022
Time-Vesting RSUs	November 11, 2021	3,333	October 14, 2022
Time-Vesting RSUs	December 2, 2019	2,433	December 2, 2022
Time-Vesting RSUs	April 3, 2020	3,450	March 20, 2023
Time-Vesting RSUs	March 22, 2021	941	March 20, 2023
Time-Vesting RSUs	March 25, 2022	4,200	March 20, 2023

A-1